Exhibit 99.6

Consent to be Named as a Director Nominee

In connection with the filing by Abri SPAC 2, Inc. of its Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Abri SPAC 2, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any and all amendments thereto.

Dated: April 15, 2022	/s/ Nadine Watt
Name: Nadine Watt Director Nominee